Exhibit 99.1

Contact:
CCG Elite Investor Relations
Mark Collinson, Partner
Phone: (310) 231-8600 ext. 117
E-mail: mark.collinson@ccgir.com

For Immediate Release

American Metal & Technology, Inc. Increases Capacity;
Part of Four-Phase Expansion Plan

Hebei, China – April 7, 2008 – American Metal & Technology, Inc. (OTC BB: AMGY) (“American Metal,” the “Company”), a leading manufacturer in the People’s Republic of China engaged in the development, manufacture and sale of high-precision metal casting and metal fabrication products to European and U.S. markets and microprocessor-controlled electronic circuit boards in China, today announced it purchased an additional four CNC lathe machines during the first quarter ended March 31, 2008, bringing the total number of lathes to 60.

All of the high-precision lathe machines are equal in size and capacity to the Company’s existing 56 machines. Three of the machines were put into production during the first quarter, and the fourth is expected to be delivered and installed in April.

“We continue to make great strides in our major expansion plan, and we are excited by the growth in demand we see from our U.S. and European customers,” said Mr. Chen Gao, Chairman and Chief Executive Officer of American Metal. “We see this as a year of great opportunity, and yet also one in which we are preparing for the future, as we grow to meet today’s demand and move toward expansion into additional production facilities in 2009.”

To capitalize on the fast-developing metal casting market in China, the Company is in the midst of the second step in a four-phase capacity expansion plan. Phase two will add two manufacturing facilities totaling 117,000 square feet. It is intended to increase the Company’s annual capacity for casting products by 50% and should be completed by the end of 2008 and begin production in early 2009.

About American Metal & Technology, Inc.

American Metal & Technology, through its wholly-owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is a leading manufacturer of high-precision casting and machined products in the People's Republic of China. The subsidiaries operate in a 53,819-square-foot manufacturing plant with monthly output capacity of 1 million parts. In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers. The Company recently announced facility expansion plans to increase casting product capacity by 50% and enhance the development and manufacturing of its circuit board solutions at its Langfang manufacturing center. To learn more about American Metal & Technology, Inc., please visit the Company's website at: http://www.ammyusa.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our reports filed with the Securities and Exchange Commission.